EXHIBIT 99.1


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                                CONSULTANTS IN BUSINESS / ENGINEERING / RESEARCH

[CIBER, INC. LOGO]

                         -- CIBER, INC. NEWS RELEASE --

For Immediate Release                        Contact:
                                             Kara Kennedy
                                             Shareholder Relations
                                             303/220-0100

                  CIBER DECLARES DIVIDEND DISTRIBUTION
                   OF PREFERRED STOCK PURCHASE RIGHTS

      Englewood, Colorado - August 31, 1998 -- The Board of Directors of CIBER, Inc. ("CIBER") (NYSE:CBR) today declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of CIBER common stock.
      Mac Slingerlend, Chief Executive Officer of CIBER, Inc., stated: "We have added over 50% to CIBER since January 1st and our stock is lower than when the year began. The Rights are designed to assure that all of CIBER's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of CIBER without paying all shareholders a more equitable value."
      The Rights will be exercisable only if a person or group acquires 15% or more of CIBER's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by that person or group), in whole or in part, at an exchange ratio of one share of common stock per Right.
      The Rights are intended to enable all CIBER shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting takeover. The dividend distribution will be made on September 21, 1998, payable to shareholders of record on that date. The Rights will expire on August 31, 2008. The Rights distribution is not taxable to shareholders.
      CIBER, Inc. is a premier provider of system integration consulting services. Employing over 5,500 employees located in over 80 offices in more than 20 states plus Canada, CIBER offers services in four principal areas: management consulting for business/IT solutions, ERP implementation services, information technology consulting services and network technology design/integration consulting. CIBER's wholly-owned subsidiaries include Spectrum Technology Group, Inc., Business Information Technology, Inc., The Summit Group, Inc. and CIBER Network Services, Inc.
      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.
                                 # # #

     CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO 80111
                          HTTP://WWW.CIBER.COM